Contact:	Thomas Keating, CFO Pamela Sclafane, VP Marketing (201) 823-0700

BCB Bancorp, Inc. Earnings Increase 14% to $5.2 Million in 3Q19, from 3Q18
Profits Grow 38% in First Nine Months of 2019

BAYONNE, N.J., October 18, 2019 -- BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that an increase in total interest income, and decreases in the provision for loan losses and non-interest expenses, contributed to third quarter and year-to-date 2019 profits. Net income increased $638,000, or 13.9 percent, to $5.2 million for the third quarter of 2019, compared with $4.6 million for the third quarter of 2018. In the preceding quarter, the Company earned $5.2 million.
For the first nine months of the year, net income increased $4.4 million, or 37.9 percent, to $15.9 million, compared with $11.5 million for the first nine months of 2018.
“Our third quarter 2019 financial performance demonstrates that the execution of our strategic plan is effective and continues to build shareholder value,” stated Thomas Coughlin, President and Chief Executive Officer.  “Our focus on producing strong core earnings, fostering new client relationships to fund our growth and strengthening our capital position, are all showing results.  Additionally, we are taking steps to strengthen our balance sheet and position ourselves for future growth and higher performance.  We remain focused on competing for business in our local markets and looking for additional growth opportunities.”
Executive Summary
•	Net income increased 13.9 percent to $5.2 million in the third quarter of 2019, compared to $4.6 million in the third quarter of 2018.
•	Earnings per diluted share increased to $0.30 in 3Q19, compared to $0.27 in 3Q18.
•
Net interest margin was 3.06 percent in the third quarter 2019, compared to 3.22 percent in the third quarter a year ago. This decrease was the result of our focus on increasing our cash position to allow for paydowns of borrowings and higher cost CDs.

•	Total assets increased 7.1 percent to $2.825 billion at September 30, 2019, compared to $2.638 billion a year earlier.
•	As a result of management’s focus on repositioning the balance sheet, net loans receivable increased 1.3 percent to $2.254 billion at September 30, 2019, compared to $2.225 billion a year earlier.
•	Allowance for loan losses as a percentage of non-accrual loans was 486.6 percent at September 30, 2019, compared to 193.9 percent at September 30, 2018.
•	Tangible book value improved to $11.72 at September 30, 2019 from $10.78 a year ago.
•
Earlier this month, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable November 22, 2019, to common shareholders of record on November 8, 2019.

•
The Company issued $6.3 million of private placement common stock which closed in February 2019 and $5.3 million of preferred series G stock, which was issued in January 2019. The Company had also issued $33.5 million of subordinated debt in July 2018 which, for regulatory purposes, is treated as Tier 1 capital for the Bank and Tier 2 capital for the Company, when applicable.

Balance Sheet Review
Total assets increased by $187.6 million, or 7.1 percent, to $2.825 billion at September 30, 2019 from $2.638 billion at September 30, 2018 and increased by $87.4 million, or 3.2 percent, compared to June 30, 2019. The increase in total assets was primarily the result of an increase in total cash and cash equivalents as a result of new deposit relationships, proceeds from FHLB borrowings, and the inclusion of operating and finance leases due to accounting standards changes.
Net loans receivable increased by $28.7 million, or 1.3 percent, to $2.254 billion at September 30, 2019 from $2.225 billion at September 30, 2018, and decreased slightly compared to $2.300 billion at June 30, 2019. After significant loan growth in 2018, management focused on repositioning the balance sheet, which included curtailing loan growth and strengthening our capital position. The change in loans over the first nine months of 2019 represented decreases of $28.9 million in commercial real estate and multi-family loans, $9.2 million in home equity loans, $5.1 million in residential one-to-four family loans, $3.5 million in commercial business loans, and $81,000 in consumer loans,  partly offset by an increase of  $23.9 million in construction loans.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

Total cash and cash equivalents increased by $169.9 million, or 82.2 percent, to $376.6 million at September 30, 2019 from $206.7 million a year ago, and increased by $149.0 million, or 65.4 percent compared to $227.6 million three months earlier. The Company’s level of cash and cash equivalents is a part of the Company’s strategy to maintain strong levels of liquidity. Total investment securities decreased by $23.8 million, or 18.6 percent, to $104.1 million at September 30, 2019 from $127.9 million at September 30, 2018, and decreased by $18.1 million, or 14.8 percent, compared to $122.2 million at June 30, 2019, representing normal repayments, calls, and maturities.
On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02 - Leases, requiring on-balance sheet reporting for all operating leases, which resulted in the recording of $14.0 million in operating lease right-of-use assets and a corresponding $14.1 million in operating lease liabilities at September 30, 2019.
Total deposits increased by $146.8 million, or 6.9 percent, to $2.263 billion at September 30, 2019 from $2.117 billion at September 30, 2018, and increased by $55.2 million, or 2.5 percent, from $2.208 billion at June 30, 2019.  Increases over the first nine months of 2019 included $50.2 million in money market checking accounts, $12.2 million in non-interest bearing deposits, $13.9 million in transaction accounts, and $10.4 million in certificates of deposit, partly offset by decreases of $4.0 million in savings and club accounts. The Company uses listing service and brokered certificates of deposit as additional sources of deposit liquidity, which totaled $10.9 million and $0, respectively, at September 30, 2019.
Debt obligations remained flat at $312.6 million at September 30, 2019 compared to a year ago and increased $30.1 million compared to $282.5 million at June 30, 2019.  Debt obligations consisted of both Federal Home Loan Bank (“FHLB”) borrowings and subordinated debt balances. FHLB borrowings reflect the use of long-term advances to augment deposits as the Company’s funding source for originating loans and investing in investment securities. The increase in FHLB borrowings in the current quarter related to replacing $40 million in advance of the borrowing maturity dates in the next quarter that were secured at favorable interest rates. The weighted average interest rate of FHLB advances was 2.15 percent at September 30, 2019. The issuance of subordinated debt was to maintain adequate capital ratios for further growth. The fixed interest rate of subordinated debt balances was 5.625% at September 30, 2019.
Stockholders’ equity increased by $28.0 million, or 14.3 percent, to $223.7 million at September 30, 2019 from $195.8 million at September 30, 2018, and increased by $2.6 million, or 1.2 percent, compared to $221.2 million three months earlier. The year-over-year increase in stockholders’ equity was primarily attributable to the Company’s issuance of $6.3 million of common stock in a private placement which closed in February 2019 and the issuance of $5.3 million of preferred series G stock in a private placement, which was issued in January 2019. Retained earnings increased by $10.2 million to $45.9 million at September 30, 2019 from $35.7 million a year ago, due primarily to the increase in net income, net of dividends paid, and the decrease in the accumulated other comprehensive loss of $4.0 million.
Third Quarter Income Statement Review
Net interest income increased by $680,000, or 3.4 percent, to $20.8 million for the third quarter of 2019 from $20.1 million for the third quarter of 2018.  The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $213.0 million, or 8.5 percent, to $2.710 billion for the third quarter of 2019 from $2.497 billion for the third quarter a year ago. There was also an increase in the average yield on interest-earning assets of 15 basis points to 4.63 percent for the third quarter of 2019 from 4.48 percent for the third quarter of 2018. The average balance of interest-bearing liabilities increased $173.6 million, or 8.3 percent, to $2.265 billion for the third quarter of 2019 from $2.092 billion for the third quarter of 2018, and there was an increase in the average rate on interest-bearing liabilities of 36 basis points to 1.87 percent for the third quarter of 2019 from 1.51 percent for the third quarter a year ago. Interest income on loans also included $505,000 of amortization of purchase credit adjustments related to the acquisition of IAB for the three months ended September 30, 2019, which added approximately seven basis points to the average yield on interest earning assets on an annualized basis.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

Net interest margin was 3.06 percent for the third quarter of 2019 and 3.22 percent for the third quarter of 2018.  “The decrease in our net interest margin for the current quarter was the result of a competitively higher interest rate environment, with the increase in the cost of funds outpacing the return on interest earning assets,” Coughlin said. “We expect with the two recent Federal Reserve rate cuts for our net interest margin to continue to remain under pressure in the short term.”
Total non-interest income decreased by $469,000, or 25.3 percent, to $1.4 million for the third quarter of 2019 from $1.9 million for the third quarter of 2018. The decrease in total non-interest income was mainly related to lower income from fees and service charges as well as lower gains on sale of loans, partly offset by higher gains on sale of other real estate owned properties and gains on sale of investment securities. Fees and service charges decreased $237,000, or 21.7 percent to $855,000 for the third quarter of 2019 from $1.1 million for the third quarter of 2018, mainly related to less mortgage servicing fee income with less sales of loans. Gain on sales of loans decreased by $649,000, or 87.9 percent, to $89,000 for the third quarter of 2019 from $738,000 for the third quarter of 2018. Factors considered when deciding to sell loans include market conditions, demand, and the loan portfolio. Gains on sale of other real estate owned properties increased by $110,000, to $124,000 for the third quarter of 2019 from a gain of $14,000 for the third quarter of 2018. Gain on sale of investment securities was $283,000 for the third quarter of 2019, with no comparable sales for the third quarter a year ago.
Third quarter total non-interest expense decreased by $739,000, or 5.1 percent, to $13.7 million from $14.4 million for the third quarter a year ago. Regulatory fees associated with FDIC assessments decreased by $510,000 for the third quarter of 2019 from $419,000 for the third quarter of 2018. The decrease was primarily due to a decrease in the assessment rate, a credit that related to the receipt of an FDIC Small Bank Assessment Credit, which came as a result of the FDIC exceeding its stated Deposit Fund Reserve Ratio, partly offset by an increase in the assessment base.  Data processing expense decreased by $166,000, or 17.6 percent, to $776,000 for the third quarter of 2019 from $942,000 for the third quarter a year ago primarily attributable to non-recurring charges in the third quarter of 2018 related to the merger with IAB.  There were no merger-related expenses during the third quarter of 2019, compared to $119,000 in merger-related costs in the third quarter a year ago. Salaries and employee benefits expense increased by a modest 1.9 percent, or $138,000. The increase in salaries and employee benefits related in part to normal salary increases, partly offset by a reduction in full-time equivalent employees, from 371 at September 30, 2018 to 352 at September 30, 2019, as part of management’s continued initiative to manage headcount throughout the organization. Occupancy expense increased by $157,000, or 6.3 percent, to $2.6 million for the third quarter of 2019 from $2.5 million for the third quarter a year earlier, largely related to the opening of three new branches in 2019.

The income tax provision increased by $319,000, or 15.6 percent, to $2.4 million for the third quarter of 2019 from $2.0 million for the third quarter of 2018. The increase in the income tax provision comes as a result of higher taxable income for the third quarter of 2019 as compared to that same period for 2018. The consolidated effective tax rate for the third quarter of 2019 was 31.1 percent compared to 30.8 percent for the third quarter a year ago.
Year to Date Income Statement Review
Net interest income increased by $6.0 million, or 10.6 percent, to $62.5 million for first nine months of 2019 from $56.5 million for the first nine months of 2018. Net interest margin was 3.14 percent for the first nine months of 2019 compared to 3.34 percent for the first nine months of 2018. The decrease in the net interest margin was the result of a comparatively higher interest rate environment, with the increase in the average cost of funds outpacing the return on interest earning assets for the nine-month period ended September 30, 2019 as compared to the same period one year ago. Interest income on loans also included $1.5 million of amortization of purchase credit adjustments related to the acquisition of IAB for the nine months ended September 30, 2019, which added approximately eight basis points to the average yield on interest earning assets on an annualized basis.
Total non-interest income decreased by $2.4 million, or 35.7 percent, to $4.4 million for the first nine months of 2019 from $6.8 million for the first nine months a year ago. The decrease in total non-interest income mainly related to a decrease in the amount of other non-interest income of $2.2 million, or 92.5 percent, to $179,000 for the first nine months of 2019 from $2.4 million for the first nine months a year ago. The decrease in other non-interest income was the result of $2.2 million in proceeds from a legal settlement recognized in the first quarter of 2018.
Total non-interest expense decreased by $1.1 million or 2.5 percent, to $41.3 million for the first nine months of 2019 from $42.4 million for the first nine months of 2018. There were no merger-related expenses in the first nine months of 2019, compared to $2.3 million in the first nine months of 2018.  “Excluding the prior-year merger costs, total non-interest expense rose 3.1% over last year. Management is pleased with the results of our cost containment efforts. The increase would be less considering that the prior year did not include IAB non-interest costs until the merger date of April 17, 2018,” Coughlin stated.
The income tax provision increased by $2.0 million, or 40.1 percent, to $7.1 million for the first nine months of 2019 from $5.1 million for the first nine months of 2018. The increase in the income tax provision comes as a result of higher taxable income for the first nine months ended September 30, 2019 as compared to that same period for 2018. The consolidated effective tax rate for the first nine months of 2019 was 30.9 percent compared to 30.6 percent for the first nine months of 2018.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

Asset Quality
The provision for loan losses remained relatively flat at $900,000 for the third quarter of 2019 as compared to $907,000 for the third quarter of 2018.  Year-to-date, the provision for loan losses decreased by $1.8 million, to $2.5 million for the first nine months of 2019 from $4.3 million for the first nine months of 2018, mainly related to the loan growth curtailment. Non-accruing loans improved to $5.1 million, or 0.22 percent, of gross loans at September 30, 2019 as compared to $11.1 million, or 0.49 percent, of gross loans at September 30, 2018.
Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at September 30, 2019, were $16.5 million, compared to $21.8 million at June 30, 2019 and $20.6 million at September 30, 2018.  Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses was $24.7 million, or 486.6 percent of non-accruing loans and 1.08 percent of gross loans, at September 30, 2019 as compared to an allowance for loan losses of $23.8 million, or 433.5 percent of non-accruing loans and 1.02 percent of gross loans, at June 30, 2019 and an allowance for loan losses of $21.5 million or 193.9 percent of non-accruing loans and 0.96 percent of gross loans, a year ago.
The Company recognized net recoveries of $2,000 during the third quarter of 2019. This compares to net recoveries of $30,000 in the second quarter of 2019 and net charge offs of $43,000 in the third quarter a year ago. Year-to-date, the Company recognized $212,000 in net charge-offs compared to $180,000 in net charge-offs in the first nine months of 2018.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 30 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.
In September 2019, the Company announced its inclusion into the prestigious Sandler O'Neill Sm-All Stars Class of 2019, an elite group of 30 publicly traded small-cap banks and thrifts, based on growth, profitability, credit quality and capital strength.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.
The Company provides measurements and ratios based on tangible stockholders' equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Statements of Income - Three Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019 vs. June 30, 2019	September 30, 2019 vs. September 30, 2018
Interest and dividend income:	(Dollars in thousands)
Loans, including fees	$ 28,860	$ 28,634	$ 26,019	0.8%	10.9%
Mortgage-backed securities	652	738	827	-11.7%	-21.2%
Other investment securities	107	197	116	-45.7%	-7.8%
FHLB stock and other interest earning assets	1,750	1,173	1,009	49.2%	73.4%
Total interest and dividend income	31,369	30,742	27,971	2.0%	12.1%

Interest expense:
Deposits:
Demand	1,898	1,750	1,130	8.5%	68.0%
Savings and club	102	110	116	-7.3%	-12.1%
Certificates of deposit	6,603	6,097	4,591	8.3%	43.8%
	8,603	7,957	5,837	8.1%	47.4%
Borrowings	2,006	1,920	2,054	4.5%	-2.3%
Total interest expense	10,609	9,877	7,891	7.4%	34.4%

Net interest income	20,760	20,865	20,080	-0.5%	3.4%
Provision for loan losses	900	755	907	19.2%	-0.8%

Net interest income after provision for loan losses	19,860	20,110	19,173	-1.2%	3.6%

Non-interest income:
Fees and service charges	855	802	1,092	6.6%	-21.7%
Gain on sales of loans	89	437	738	-79.6%	-87.9%
Gain on sales of other real estate owned	124	45	14	175.6%	7.86
Gain on sale of investment securities	283	21	-	1247.6%	0.0%
Unrealized (loss) on equity investments	(45)	(26)	(82)	73.1%	-45.1%
Other	77	49	90	57.1%	-14.4%
Total non-interest income	1,383	1,328	1,852	4.1%	-25.3%

Non-interest expense:
Salaries and employee benefits	7,294	6,918	7,156	5.4%	1.9%
Occupancy and equipment	2,647	2,649	2,490	-0.1%	6.3%
Data processing and service fees	776	731	942	6.2%	-17.6%
Professional fees	368	473	437	-22.2%	-15.8%
Director fees	356	316	192	12.7%	85.4%
Regulatory assessments	(91)	417	419	-121.8%	-121.7%
Advertising and promotional	64	123	129	-48.0%	-50.4%
Other real estate owned, net	(31)	124	22	-125.0%	-240.9%
Merger related costs	-	-	119	-	-100.0%
Other	2,269	2,143	2,485	5.9%	-8.7%
Total non-interest expense	13,652	13,894	14,391	-1.7%	-5.1%

Income before income tax provision	7,591	7,544	6,634	0.6%	14.4%
Income tax provision	2,359	2,317	2,040	1.8%	15.6%

Net Income	$ 5,232	$ 5,227	$ 4,594	0.1%	13.9%
Preferred stock dividends	342	342	263	-	30.0%
Net Income available to common stockholders	$ 4,890	$ 4,885	$ 4,331	0.1%	12.9%

Net Income per common share-basic and diluted
Basic	$ 0.30	$ 0.30	$ 0.27	-	11.1%
Diluted	$ 0.30	$ 0.30	$ 0.27	-	11.1%

Weighted average number of common shares outstanding
Basic	16,468	16,413	15,789	0.3%	4.3%
Diluted	16,523	16,471	15,896	0.3%	3.9%

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Nine Months Ended,
	September 30, 2019	September 30, 2018	September 30, 2019 vs. September 30, 2018
Interest and dividend income:	(Dollars in thousands)
Loans, including fees	$ 85,727	$ 69,588	23.2%
Mortgage-backed securities	2,160	2,363	-8.6%
Other investment securities	432	416	3.8%
FHLB stock and other interest earning assets	4,270	2,242	90.5%
Total interest and dividend income	92,589	74,609	24.1%

Interest expense:
Deposits:
Demand	5,224	2,902	80.0%
Savings and club	325	318	2.2%
Certificates of deposit	18,690	10,726	74.2%
	24,239	13,946	73.8%
Borrowings	5,823	4,153	40.2%
Total interest expense	30,062	18,099	66.1%

Net interest income	62,527	56,510	10.6%
Provision for loan losses	2,544	4,309	-41.0%

Net interest income after provision for loan losses	59,983	52,201	14.9%

Non-interest income:
Fees and service charges	2,540	2,773	-8.4%
Gain on sales of loans	844	1,897	-55.5%
Gain (loss) on bulk sale of impaired loans held in portfolio	107	(24)	545.8%
Gain on sales of other real estate owned	177	4	4325.0%
Gain on sale of investment securities	304	-	-
Unrealized gain (loss) on equity investments	220	(242)	190.9%
Other	179	2,393	-92.5%
Total non-interest income	4,371	6,801	-35.7%

Non-interest expense:
Salaries and employee benefits	21,127	20,548	2.8%
Occupancy and equipment	7,926	7,028	12.8%
Data processing and service fees	2,228	2,499	-10.8%
Professional fees	1,374	1,475	-6.8%
Director fees	990	594	66.7%
Regulatory assessments	783	948	-17.4%
Advertising and promotional	260	314	-17.2%
Other real estate owned, net	77	213	-63.8%
Merger related costs	-	2,303	-100.0%
Other	6,558	6,460	1.5%
Total non-interest expense	41,323	42,382	-2.5%

Income before income tax provision	23,031	16,620	38.6%
Income tax provision	7,121	5,081	40.1%

Net Income	$ 15,910	$ 11,539	37.9%
Preferred stock dividends	1,002	691	45.0%
Net Income available to common stockholders	$ 14,908	$ 10,848	37.4%

Net Income per common share-basic and diluted
Basic	$ 0.91	$ 0.70	30.0%
Diluted	$ 0.91	$ 0.69	31.9%

Weighted average number of common shares outstanding
Basic	16,320	15,482	5.4%
Diluted	16,369	15,609	4.9%

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

Statements of Financial Condition	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019 vs June 30, 2019	September 30, 2019 vs September 30, 2018
ASSETS	(Dollars in thousands)
Cash and amounts due from depository institutions	$ 27,625	$ 20,660	$ 32,459	33.7%	-14.9%
Interest-earning deposits	348,986	206,982	174,251	68.6%	100.3%
Total cash and cash equivalents	376,611	227,642	206,710	65.4%	82.2%

Interest-earning time deposits	735	735	980	-	-25.0%
Debt securities available for sale	98,218	116,258	119,811	-15.5%	-18.0%
Equity investments	5,857	5,901	8,052	-0.7%	-27.3%
Loans held for sale	3,195	-	1,772	-	80.3%
Loans receivable, net of allowance for loan losses
of $24,691, $23,789, and $21,504, respectively	2,253,699	2,299,765	2,225,001	-2.0%	1.3%
Federal Home Loan Bank of New York stock, at cost	15,171	13,821	14,755	9.8%	2.8%
Premises and equipment, net	20,315	19,482	20,392	4.3%	-0.4%
Operating lease right-of-use asset	13,951	14,650	-	-4.8%	-
Accrued interest receivable	8,959	9,315	8,635	-3.8%	3.8%
Other real estate owned	-	1,235	1,232	-100.0%	-100.0%
Deferred income taxes	13,445	12,962	11,607	3.7%	15.8%
Goodwill and other intangibles	5,570	5,587	5,223	-0.3%	6.6%
Other assets	9,773	10,777	13,698	-9.3%	-28.7%
Total Assets	$ 2,825,499	$ 2,738,130	$ 2,637,868	3.2%	7.1%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$ 276,235	$ 278,602	$ 276,998	-0.8%	-0.3%
Interest bearing deposits	1,987,222	1,929,620	1,839,626	3.0%	8.0%
Total deposits	2,263,457	2,208,222	2,116,624	2.5%	6.9%
FHLB advances	275,800	245,800	275,800	12.2%	-
Subordinated debentures	36,752	36,693	36,519	0.2%	0.6%
Operating lease liability	14,054	14,724	-	-4.6%	-
Other liabilities	11,717	11,538	13,162	1.6%	-11.0%
Total Liabilities	2,601,780	2,516,977	2,442,105	3.4%	6.5%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	25,016	25,016	19,706	-	26.9%
Common stock: no par value, 20,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	177,253	176,767	175,970	0.3%	0.7%
Retained earnings	45,947	43,347	35,693	6.0%	28.7%
Accumulated other comprehensive (loss)	(2,449)	(1,929)	(6,490)	27.0%	-62.3%
Treasury stock, at cost	(22,048)	(22,048)	(29,116)	-	-24.3%
Total Stockholders' Equity	223,719	221,153	195,763	1.2%	14.3%

Total Liabilities and Stockholders' Equity	$ 2,825,499	$ 2,738,130	$ 2,637,868	3.2%	7.1%

Outstanding common shares	16,477	16,461	15,799	0.1%	4.3%

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Three Months Ended September 30,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,309,703	$28,860	5.00%	$2,183,872	$26,019	4.77%
Investment Securities	111,551	759	2.72%	148,540	943	2.54%
Interest-earning deposits	289,080	1,750	2.42%	164,944	1,009	2.45%
Total Interest-earning assets	2,710,334	31,369	4.63%	2,497,356	27,971	4.48%
Non-interest-earning assets	75,904			63,729
Total assets	$2,786,238			$2,561,085
Interest-bearing liabilities:
Interest-bearing demand accounts	$344,439	$661	0.77%	$336,373	$504	0.60%
Money market accounts	269,775	1,237	1.84%	195,436	626	1.28%
Savings accounts	257,392	102	0.16%	265,610	116	0.17%
Certificates of Deposit	1,095,481	6,603	2.41%	969,475	4,591	1.89%
Total interest-bearing deposits	1,967,087	8,603	1.75%	1,766,894	5,837	1.32%
Borrowed funds	298,152	2,006	2.69%	324,767	2,054	2.53%
Total interest-bearing liabilities	2,265,239	10,609	1.87%	2,091,661	7,891	1.51%
Non-interest-bearing liabilities	299,230			274,850
Total liabilities	2,564,469			2,366,511
Stockholders' equity	221,769			194,574
Total liabilities and stockholders' equity	$2,786,238			$2,561,085
Net interest income		$20,760			$20,080
Net interest rate spread(1)			2.76%			2.97%
Net interest margin(2)			3.06%			3.22%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Nine Months Ended September 30,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,318,047	$85,727	4.93%	$1,983,562	$69,588	4.68%
Investment Securities	120,560	2,592	2.87%	142,712	2,779	2.60%
Interest-earning deposits	220,318	4,270	2.58%	127,977	2,242	2.34%
Total Interest-earning assets	2,658,925	92,589	4.64%	2,254,251	74,609	4.41%
Non-interest-earning assets	72,718			53,375
Total assets	$2,731,643			$2,307,626
Interest-bearing liabilities:
Interest-bearing demand accounts	$342,515	$1,913	0.74%	$328,908	$1,402	0.57%
Money market accounts	253,593	3,311	1.74%	179,290	1,500	1.12%
Savings accounts	259,093	325	0.17%	263,156	318	0.16%
Certificates of Deposit	1,079,090	18,690	2.31%	859,949	10,726	1.66%
Total interest-bearing deposits	1,934,291	24,239	1.67%	1,631,303	13,946	1.14%
Borrowed funds	288,399	5,823	2.69%	245,567	4,153	2.26%
Total interest-bearing liabilities	2,222,690	30,062	1.80%	1,876,870	18,099	1.29%
Non-interest-bearing liabilities	293,557			243,973
Total liabilities	2,516,247			2,120,843
Stockholders' equity	215,396			186,783
Total liabilities and stockholders' equity	$2,731,643			$2,307,626
Net interest income		$62,527			$56,510
Net interest rate spread(1)			2.84%			3.13%
Net interest margin(2)			3.14%			3.34%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Financial condition data by quarter
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
	(In thousands, except tangible book value)
Total assets	$ 2,825,499	$ 2,738,130	$ 2,718,400	$ 2,674,731	$ 2,637,868
Cash and cash equivalents	376,611	227,642	193,548	195,264	206,710
Securities	104,075	122,159	125,905	127,007	127,863
Loans receivable, net	2,253,699	2,299,765	2,307,140	2,278,492	2,225,001
Deposits	2,263,457	2,208,222	2,188,633	2,180,724	2,116,624
Borrowings	312,552	282,493	282,435	282,377	312,319
Stockholders’ equity	223,719	221,153	216,718	200,215	195,763
Tangible Book Value	11.72	11.58	11.35	11.00	10.78

	Operating data by quarter
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
	(In thousands, except for per share amounts)
Net interest income	$ 20,760	$ 20,865	$ 20,902	$ 21,171	$ 20,080
Provision for loan losses	900	755	889	821	907
Non-interest income	1,383	1,328	1,660	1,159	1,852
Non-interest expense	13,652	13,894	13,777	13,884	14,391
Income tax expense	2,359	2,317	2,445	2,401	2,040
Net income	$ 5,232	$ 5,227	$ 5,451	$ 5,224	$ 4,594
Net income per diluted share	$ 0.30	$ 0.30	$ 0.32	$ 0.31	$ 0.27
Common Dividends declared per share	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14

	Financial Ratios
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
Return on average assets	0.75%	0.77%	0.81%	0.78%	0.72%
Return on average stockholder’s equity	9.44%	9.61%	10.55%	10.66%	9.44%
Net interest margin	3.06%	3.16%	3.18%	3.24%	3.22%
Stockholder’s equity to total assets	7.92%	8.08%	7.97%	7.49%	7.42%
Efficiency Ratio	61.65%	62.61%	61.06%	62.18%	65.62%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
Non-Accrual Loans	$ 5,074	$ 5,488	$ 5,670	$ 7,221	$ 11,093
Non-Accrual Loans as a % of Total Loans	0.22%	0.24%	0.24%	0.31%	0.49%
ALLL as % of Non-Accrual Loans	486.62%	433.47%	405.71%	309.64%	193.85%
Impaired Loans	30,856	37,275	40,533	42,408	47,251
Classified Loans	15,998	22,679	23,977	26,161	30,179

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Recorded Investment in Loans Receivable by quarter
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
	(In Thousands)
Residential one-to-four family	$ 252,971	$ 258,688	$ 258,184	$ 258,085	$ 254,149
Commercial and multi-family	1,668,982	1,702,132	1,724,326	1,697,837	1,701,105
Construction	131,697	134,963	114,462	107,783	75,601
Commercial business	161,649	164,569	167,067	165,193	142,312
Home equity	63,645	63,927	66,946	72,895	73,714
Consumer	728	727	731	809	1,368
	$ 2,279,672	$ 2,325,006	$ 2,331,716	$ 2,302,602	$ 2,248,249
Less:
Deferred loan fees, net	(1,282)	(1,452)	(1,572)	(1,751)	(1,744)
Allowance for loan loss	(24,691)	(23,789)	(23,004)	(22,359)	(21,504)

Total loans, net	$ 2,253,699	$ 2,299,765	$ 2,307,140	$ 2,278,492	$ 2,225,001

	Non-Accruing Loans in Portfolio by quarter
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
	(In Thousands)
Originated loans:
Residential one-to-four family	$ 814	$ 1,022	$ 1,415	$ 1,160	$ 1,457
Commercial and multi-family	1,584	1,881	1,364	2,568	5,572
Commercial business	887	745	256	356	251
Home equity	350	129	272	277	338
Sub-total:	$ 3,635	$ 3,777	$ 3,307	$ 4,361	$ 7,618

Acquired loans initially recorded at fair value:
Residential one-to-four family	$ 1,046	$ 1,116	$ 1,704	$ 2,165	$ 2,590
Commercial and multi-family	-	-	597	605	590
Commercial business	378	378	-	48	295
Home equity	15	217	62	42	-
Sub-total:	$ 1,439	$ 1,711	$ 2,363	$ 2,860	$ 3,475

Total:	$ 5,074	$ 5,488	$ 5,670	$ 7,221	$ 11,093

BCBP Reports Third Quarter 2019 Earnings
October 18, 2019

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
		(In Thousands, except per share amounts)
Total Stockholders' Equity	$ 223,719	$ 221,153	$ 216,718	$ 200,215	$ 195,763
Less: goodwill and other intangibles	5,570	5,587	5,584	5,699	5,714
Less: preferred stock	25,016	25,016	25,016	19,706	19,706
Total tangible stockholders' equity	193,133	190,550	186,118	174,810	170,343
Shares outstanding	16,477	16,461	16,398	15,889	15,799
Book value per share	$ 13.58	$ 13.43	$ 13.22	$ 12.60	$ 12.39
Tangible book value per share	$ 11.72	$ 11.58	$ 11.35	$ 11.00	$ 10.78

	Efficiency Ratios
	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018
	(In Thousands)
Net interest income	$ 20,760	$ 20,865	$ 20,902	$ 21,171	$ 20,080
Non-interest income	1,383	1,328	1,660	1,159	1,852
Total income	22,143	22,193	22,562	22,330	21,932
Non-interest expense	13,652	13,894	13,777	13,884	14,391
Efficiency Ratio	61.65%	62.61%	61.06%	62.18%	65.62%

Transmitted on Globe Newswire on October 18, 2019 at 4:15 p.m. Eastern Daylight Time.